Exhibit 10.55

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103-3103

USA

918/591-1791

SETTLEMENT, WAIVER AND RELEASE AGREEMENT

This Settlement, Waiver and Release Agreement (this “Release”) is being entered into by and between [NAME] (“Officer”) and Samson Resources Corporation (“Company”), subject to the terms and conditions set forth in this Release, for the purpose of complying with the release requirements contained in the Officer Retention Agreement (the “Retention Agreement”), effective November 14, 2014, by and between Officer and the Company. As used in this Release, “Company” is defined as, shall mean and shall include (i) Samson Resources Corporation and any of its subsidiaries or affiliates, (ii) Samson Investment Company and any of its subsidiaries or affiliates (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Officer Retention Agreement.

Officer and Company acknowledge that a termination has occurred pursuant to Section 5 of the Officer Retention Agreement as of March 31, 2015 (“Separation Date”) and in connection with such event, Officer will be entitled to receive the payments and benefits set forth below, subject to Officer’s execution (without revocation by Officer) of this Release and such other obligations of Officer as set forth in the Officer Retention Agreement required to receive the payments and benefits provided thereunder.

1.	Severance Benefits.

(a)	In exchange for Officer’s promises in this Release, Company agrees to tender to Officer a lump sum cash payment in the amount of [$XX] (in lieu of the payments and benefits set forth in Section 5 of the Officer Retention Agreement) (the “Severance Payments”). The Severance Payments are comprised of (i) an amount equal to two (2) times Officer’s base salary and target bonus (2*([$XX+$XX)]) and (ii) Officer’s accrued bonus for the year of termination ([$XX]).

(b)

Officer hereby elects to forfeit any and all equity and equity-related securities in the Company (the “Securities”) which have been issued to Officer pursuant to the 2011 Samson Resources Corporation Stock Incentive Plan (the “2011 SIP Plan”), as amended, in exchange for an amount equal to [$XX] (the “Forfeit Payment”), in lieu of any rights Officer may have with respect to disposal of such Securities pursuant to the 2011 SIP Plan and related documents or the Retention Agreement. Officer represents that he has good and marketable right, title and interest in and to all of the Securities, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon payment for the Securities, the Company will acquire good and marketable title to the Securities, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Contingent upon receipt of payment, all outstanding options will be terminated and all vested and unvested shares of Samson will be returned to the Company. Officer agrees to execute and deliver any and all documents requested by the Company to effectuate the transfer and/or cancellation of Securities contemplated hereby.

(c)	Pursuant to Sections 5.2 and 5.3 of the Retention Agreement, Officer will, provided he or she timely elects continuation coverage under COBRA, receive payment or reimbursement for the full COBRA premiums of Officer’s group medical (including prescription), detail and vision coverage (including coverage for Officer’s eligible dependents who were covered as of the Separation Date) at participation levels no less than those in effect on the Separation Date, beginning on the Separation Date and continuation for a period of twenty-four (24) months (“COBRA Premium Payments”). COBRA Premium Payments shall be paid monthly, in advance on the first payroll day of each month, commencing with the month immediately following the Separation Date; provided, however, that any such payments otherwise payable to Officer prior to the sixtieth (60th) day following the Separation Date shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first payroll date. For the sake of clarity, no COBRA Premium Payments shall be made following an event which terminates the Officer’s continuation coverage under COBRA.

(d)	Officer agrees that he/she will be entitled to receive such Severance Payments, Forfeit Payment and COBRA Premium Payments only if Officer accepts, executes and does not revoke this Release, which requires Officer to release both known and unknown claims occurring prior to the date Officer signs this Release.

(e)	Officer agrees that the Severance Payments, Forfeit Payment and COBRA Premium Payments tendered constitute fair and adequate consideration for the execution of this Release and are extra benefits to which Officer would not otherwise be entitled.

(f)	The Company will pay Officer accrued base salary through the Separation Date and accrued Paid Time Off in accordance with applicable Company policies. Subject to these obligations, Officer has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing (“Accrued Rights”), and such Severance Payments are in addition to payments and benefits to which Officer is otherwise entitled under applicable law and/or Company benefit plans (excluding any severance plans, policies or programs of Company or any of its affiliates or any agreements with Officers, in each case, under which Officer shall not be entitled to any payments or benefits).

2.	Claims That Are Being Released.

Officer agrees that this Release constitutes a full and final release by Officer and Officer’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Officer has or may have to date against Company and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Company’s benefits, and their respective officers, directors, managers, members, shareholders, Officers, predecessors, successors, and assigns, arising out of or related to Officer’s employment and/or the termination thereof, any agreements between Officer and Company, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Officer signs this Release. To the fullest extent allowed by law, Officer hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments as set forth in the Officer Retention Agreement. This Release is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Company’s right to terminate Officers, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

(a)	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, , the Oklahoma Anti-Discrimination Act, the Colorado Anti-Discrimination Act, the Texas Labor Code and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

(b)	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, claims under the Standards for Workplace Drug and Alcohol Testing Act (Oklahoma); and claims for wrongful termination in violation of public policy;

(c)	Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Company’s or its affiliates’ employee benefit plans, as applicable;

(d)	Claims arising under the Worker Adjustment and Retraining Notification Act or similar state or local laws; and

(e)	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

3.	Claims That Are Not Being Released.

(a)

Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (i) any claims that may not be released as a matter of law, (ii) any claims or rights that arise after Officer signs this Release, (iii) any claims or rights with respect to the Accrued Rights or the Severance Payments, Forfeit Payment or COBRA Premium Payments, or (iv) to any claims or rights, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between Officer and the Company or under the bylaws, certificate of incorporation or other similar governing document of Company.

(b)	Further, this Release will not prevent Officer from doing any of the following:

(i)	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Officer lives and works, provided Officer satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Officer is entitled to such benefits);

(ii)	Asserting any right that is created or preserved by the Officer Retention Agreement or this Release, such as Officer’s right to receive the Severance Payments; and

(iii)	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Officer is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Officer’s behalf).

4.	Additional Officer Covenants.

(a)	Confidential or Proprietary Information. Officer agrees not to use, remove from the Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of the Company or any affiliated or related entities, including but not limited to, trade secrets, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company and any affiliated or related entities.

(b)	Code of Business Conduct and Ethics. Following the Separation Date, Officer shall adhere to his/her continuing obligations under the Company’s Code of Business Conduct and Ethics.

(c)

Solicitation of Employees, Consultants and Other Parties. Officer agrees that during the term of his or her employment, and for a period of 12 months immediately following his or her Separation Date for any reason, Officer shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees, either for Officer or for any other person or entity, and Officer further agrees not to otherwise interfere with the relationship between Company or any of the Company’s employees.

(d)	Non-Disparagement. Officer agrees that he or she will not engage in any conduct that is injurious, damaging or disparaging to the reputation and/or interest of the Company, including its past and present parent companies, members, managers, officers, shareholders, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans and funds, successors and assigns and all of its and their past or present directors, members, managers, officers, agents, trustees, administrators, attorneys, employees, fiduciaries and assigns (whether acting as agents for Company, its affiliates or its related entities or in their individual capacities, collectively the “Company Group”), including but not limited to: (i) divulging, communicating, or in any way making use of any confidential, sensitive or proprietary information acquired in the performance of Officer’s duties for the Company; (ii) publicly or privately disparaging, or inducing or encouraging others to publicly or privately disparage, any member of the Company Group; (iii) retaliating against any member of the Company Group in any way whatsoever; or (iv) disclosing the facts or circumstances giving rise to or surrounding the termination of Officer’s employment with the Company. For the purpose of this Release, the term “disparage” or “disparaging” shall include, without limitation, comments or statements to the press or any individual or entity with whom the Company Group has a business relationship that would adversely affect in any manner: (x) the conduct of a member of the Company Group’s business, or (y) the business reputation of the Company group. For the purpose of this Release, “Releasees” shall mean the Company.

(e)	Acknowledgement. Officer acknowledges and agrees that any violation by Officer of the provisions of Sections 4(b) through 4(d) shall be considered a material breach of Officer’s obligations under this Release as to which the Company may (i) cease any severance payments or other benefits provided to Officer pursuant to the Officer Retention Agreement and (ii) seek repayment of other payments made to Officer pursuant to the Officer Retention Agreement. Officer also consents, to the extent permitted by law, to the entry of injunctive relief against Officer without the necessity of the Company posting a bond, in addition to the Company’s right to pursue any and all of its remedies under law. Officer agrees that the Company’s actions pursuant to this Section, including but not limited to filing a legal action, are permissible and are not and will not be considered by Officer to be retaliatory. Officer further acknowledges that nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by Officer of any of the provisions of Sections 4(b) through 4(d), which may be pursued by the Company.

(f)

Officer represents that he/she has not filed any complaints or charges against Company relating to his/her separation or the terms or conditions of Officer’s former employment with Company and that if any agency or court assumes jurisdiction of any complaint or charge against Company on behalf of Officer concerning Officer’s former employment with Company, Officer understands and agrees that he/she has, by his/her knowing and willing execution of this Release, waived his/her right to any form of recovery or relief against Company relating thereto including, but not limited to, any entitlement to attorneys’ fees accruing there from; provided, however, that this provision shall not preclude Officer from pursuing appropriate legal relief against Company for redress of a material breach of by Company of this Release.

(g)	Officer acknowledges and understands that the Severance Payments given for this Release shall not be in any way construed as an admission by Company of any improper acts or any improper employment decisions, and that Company specifically disclaims any liability on the part of itself, its agents, Officers, representatives or assigns in this regard.

5.	Effective Date.

(a)	Officer understands and acknowledges that by signing this Release, Officer is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

(b)	The parties understand and agree that, subject to Section 1 of this Release, all Severance Payments and Forfeit Payments payable hereunder shall be paid in a lump sum, on the next regularly scheduled payroll date after the revocation period following the execution of this Release has expired.

6.	Governing Law.

(a)	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

(b)	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

This Release was provided to Officer for consideration on March 27, 2015.

OFFICER IS HEREBY ENCOURAGED AND ADVISED TO CONFER WITH AN ATTORNEY REGARDING THIS RELEASE. BY SIGNING THIS RELEASE, OFFICER ACKNOWLEDGES THAT OFFICER HAS CONSULTED, OR HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OR A REPRESENTATIVE OF OFFICER’S CHOOSING, IF ANY, AND THAT OFFICER IS NOT RELYING ON ANY ADVICE FROM COMPANY, ITS AGENTS OR ATTORNEYS IN EXECUTING THIS RELEASE.

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Officer certifies that he/she has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Officer further states and confirms that Officer has signed this Release knowingly and voluntarily and of Officer’s own free will, and not as a result of any threat, intimidation or coercion on the part of Company or its representatives or agents.

OFFICER

Date:

COMPANY

Date:	BY:

	ITS:	President and Chief Executive Officer